PROSPECTUS	Filed Pursuant to Rule 424(b)2
Registration No. 333-150954

Global Risk Management & Investigative Solutions

1,000,000 Shares Offered by

Global Risk Management & Investigative Solutions

and

680,500 Shares offered by the Selling Stockholders

This is our initial public offering. We are offering, on a "best efforts" basis, a total of 1,000,000 shares of our common stock to be issued by us (the "new shares"). We are also registering for our selling stockholders a total of 680,500 shares of common stock. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The concurrent offering of 680,500 shares of our common stock by the selling stockholders is separate from our offering of up to 1,000,000 new shares. Our common stock is not listed on any national securities exchange or the NASDAQ stock market. There is currently no public or established market for our shares. The offering price may not reflect the market price of our shares after the offering.

There is no minimum number of the new shares that we have to sell pursuant to this offering. There will be no escrow account, trust or similar account established for the sale of the new shares to be distributed by us. Because the funds are being placed in general corporate account rather than an escrow account, creditors of the company could try to attach, and ultimately be successful in obtaining or attaching the funds before the offering closes.

All consideration received from the offering of the new shares by us will be immediately used by us, and there will be no refunds of accepted subscriptions for new shares. We have arbitrarily set the offering price for our shares at $0.50, and the offering price does not bear any relationship to our assets, book value, net worth, earnings, results of operations or other established valuation criteria. We anticipate that all offers, sales and other distributions of the new shares will be by or through the Company's officers or other representatives (who fall within the requirements of Rule 3a4-1 of the Securities Exchange Act of 1934), without special compensation or commission with respect to any such sales or distribution of such new shares. This offering shall begin upon the effectiveness of the registration statement of which this prospectus is a part and will expire on the earlier to occur of: (i) the date when all of the shares have been sold or (ii) 12 months after the date of this prospectus.

	Per Share	Total

Public Offering Price...	$0.50	$500,000

Underwriting discounts and Commissions...	$0.00	$0.00

Proceeds to Global Risk Management & Investigative Solutions...	$0.50	$500,000

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 4 where we describe specific risks associated with an investment in Global Risk Management & Investigative Solutions and these securities before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS JUNE 16, 2008.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in “Risk Factors” beginning on page 4.

Global Risk Management & Investigative Solutions (“Global”)

Global was incorporated in the state of Nevada on May 2, 2007. The Company was established to provide investigative, technical IT, background, document verification, and data banks of security information to a wide range of clients. On November 15, 2007, we entered into a Strategic Alliance Agreement with seven (7) other companies (the "Members") who are independently in various risk management and security solutions businesses. Pursuant to the Strategic Alliance Agreement, the Members and Global agreed to market and perform certain complementary business consulting services.

We are the center-point company to provide clients with one source for all security needs. The Members all stand alone as leaders in their respective discipline. The Members have long and proven track records of being the best at what they do. The combined assets of these companies make looking for these services a one stop shop. Global and the Members work closely together to provide the client a banquet of services with one contact.

Global, together with the Members have a varied background in law enforcement, security, internet security and technology, loss prevention, background screening, private investigations, due diligence, customer service evaluations, and regulatory compliance.

We have operated at a loss since our inception, and we cannot assure you that we will operate at a profit in the future. Because we have operated at loss, we have relied upon a private placement of common stock to fund our operations since our inception, and must continue to rely on debt or equity investments (including the proceeds from this offering) until we operate profitably, if ever.

Our auditor's report dated May 8, 2008 on our financial statements for the period from May 2, 2007 (inception) through December 31, 2007 included a going concern qualification which stated that there was substantial doubt as to our ability to continue as a going concern. We continue to be undercapitalized because of our continued losses from operations.

Our principal executive office address and phone number is:

GLOBAL RISK MANAGEMENT & INVESTIGATIVE SOLUTIONS

3950 East Patrick Lane, Suite 101
Las Vegas, Nevada 89120
(702) 798-0200

Summary of the Offering

The Offering of New Shares by Global

New Shares Offered (1)...	1,000,000 shares of common stock, $0.001 par value per share.

Price Per Share...	$0.50

Minimum Purchase...	NONE

Common Stock Outstanding before Offering...	4,180,500 shares of common stock

Common Stock Outstanding after Offering...	5,180,500 shares of common stock

Estimated Total Proceeds...	$500,000

Offering Expenses.....	$50,024

Net Proceeds after Offering Expenses...	$449,976

Use of Proceeds...	Other than the expenses of the offering, the proceeds of the offering will be used for; travel, transfer agent fees, accounting fees, office fees, salaries, and working capital.

Subscriptions...	Subscriptions are to be made payable to “Global Risk Management & Investigative Solutions”.

(1) Management may not, and will not purchase any shares in this offering.

Selling Stockholders

Shares offered by the selling stockholders...	680,500 shares of common stock, $0.001 par value per share.

Offering price...	Determined at the time of sale by the selling stockholders.

Total proceeds raised by us from the disposition of the common stock by the selling stockholders or their transferees...	We will not receive proceeds from the disposition of already outstanding shares of our common stock by selling stockholders or their transferees.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

Operating Statement Data:	For the Three Months Ended March 31, 2008 (unaudited)	For the Period May 2, 2007 (inception) to March 31, 2008 (unaudited)	For the Period May 2, 2007 (inception) to December 31, 2007 (audited)
Income Statement Data:

Revenue	$ 7,982	$ 12,317	$ 4,335

Expenses:
Direct costs	6,435	10,557	-
General and administrative expenses	1,015	21,388	24,495
Professional fees	37,000	52,000	15,000
Total expenses	44,450	83,945	39,495

Net (loss)	$ (36,500)	$ (71,660)	$ (35,160)

Net (loss) per share – basic and fully diluted	$ (0.01)	-	$ (0.02)

Balance Sheet Data:	For the Three Months Ended March 31, 2008 (unaudited)	As at December 31, 2007 (audited)
Total Assets...	$ 140,378	$ 138,962
Liabilities...	$ 6,913	$ 4,122
Stockholders’ Equity...	$ 133,465	$ 134,840

RISK FACTORS

Investors in Global Risk Management & Investigative Solutions should be particularly aware of the inherent risks associated with our business. As of the date of this filing, our management is aware of the following material risks.

We are a development stage company organized in May 2007 and have recently commenced operations, which makes an evaluation of us extremely difficult. At this stage of our business operations, even with our good faith efforts, we may never become profitable or generate any significant amount of revenues, thus potential investors have a high probability of losing their investment. Our auditor’s have substantial doubt about our ability to continue as a going concern. Additionally, our auditor’s report reflects the fact that the ability of the Company to continue as a going concern is dependent upon its ability to obtain additional sources of capital or borrowings and, ultimately the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment.

We were incorporated in May of 2007 as a Nevada corporation. As a result of our start-up operations we have; (i) generated minimal revenues, (ii) accumulated deficits of $35,160 as of December 31, 2007 and $71,660 as of March 31, 2008, and (iii) we have incurred losses of $35,160 for the fiscal year ended December 31, 2007 and $36,500 for the three months ended March 31, 2008, and have been focused on organizational and start-up activities, business plan development, and website design since we incorporated. In addition, we have entered into a Strategic Alliance Agreement seven (7) other companies (the "Members") who are independently in various risk management and security solutions businesses. Although we have established a website there is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Our future operating results will depend on many factors, including our ability to raise adequate working capital, demand for our service, the level of our competition and our ability to attract and maintain key management and employees. Additionally, our auditor’s report reflects that the ability of Global Risk Management & Investigative Solutions to continue as a going concern is dependent upon its ability to obtain additional sources of capital or borrowings and, ultimately, the achievement of significant operating revenues. If we are unable to continue as a going concern, you will lose your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Competitive conditions could materially adversely affect our business.

The markets in which we do, and intend to do business are highly competitive with few barriers to entry. In most service areas in which we operate, there is at least one competitor that is significantly larger or more established than we are in the delivery of that particular service. Most of our competitors have significantly larger financial and other resources than we have and have long-established relationships with their clients, which also are likely to be clients or prospective clients of ours. In addition, large multinational security services providers have indicated an interest in expanding their services to include value-added services such as some of the risk mitigation services we provide.

We are highly dependent on our officers and directors.

We rely heavily on our officers and directors to provide services and for continued business development. It would be difficult to replace any of our officers and directors at such an early stage of development of Global. Global’s business could be materially adversely affected if a number of our officers and directors were to leave and if Global were unable to retain qualified replacements.

Upon completion of this offering there will be an immediate and substantial dilution to purchasers of our securities.

The public offering price of the Shares will be substantially higher than the net tangible book value of the Common Stock. Investors participating in this offering will incur immediate and substantial dilution in the per share net tangible book value of their investment from the initial public offering price of approximately $0.43 or 86% in the offering. See “Dilution” on page 10.

We may need to raise additional capital, which may not be possible.

Although we believe that the net proceeds of this offering will be sufficient to fund our general working capital needs for not less than six months, there can be no assurance that we will be able to generate sufficient funds from operations to support ongoing operations after such period of time. In the event that we would need additional debt or equity financing to support operations, there is no assurance that we would be able to raise such capital in an amount sufficient to continue our operations after the proceeds of this offering have been used. In the event we require additional financing, we will seek such financing through bank borrowing, debt or other equity financing, corporate partnerships or otherwise. We cannot assure you that such financing would be available to the Company in the amounts or at the times we may require the financing, or if we do obtain any financing that it would be on terms that would allow us to achieve profitability and to sustain our business. We do not presently have a credit line available with any lending institution. Any additional equity financing may involve the sale of additional shares of our common stock on terms that have not yet been established. These terms may be more favorable to future investors than those contained herein.

We may have to issue additional shares of common stock, which may dilute the interest of existing stockholders.

We are authorized to issue 100,000,000 shares of our common stock. We currently have outstanding 4,180,500 shares of common stock. At the completion of this offering, we will have 5,180,500 shares of common stock outstanding, assuming that we are able to sell all 1,000,000 of the new shares offered hereby. We may issue shares of common stock beyond those already issued for cash, services, or as employee incentives. To the extent that additional shares of common stock are issued, such issuance may cause additional dilution in the book value per share of the common stock offered hereby.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;

•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

We have a limited number of personnel that are required to perform various roles and duties as well as be responsible for monitoring and ensuring compliance with our internal control procedures. As a result, our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

As a result of our placing your invested funds into our general corporate account as opposed to an escrow account, the funds are subject to attachment by creditors of the company, thereby subjecting you to a potential loss of the funds.

Because the funds are being placed in general corporate account rather than an escrow account, creditors of the company could try to attach, and ultimately be successful in obtaining or attaching the funds before the offering closes. Investors would lose all or part of their investments if this happened, regardless of whether or not the offering closes.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

AVAILABLE INFORMATION

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our securities are registered under the Securities Act of 1933, we will file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13(a) of the Exchange Act, as amended.

All of our reports will be able to be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that Global files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

100 F. Street, N.W.

Washington, D.C. 20549-0405

Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules can be reviewed through EDGAR.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Description of Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “intends to”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors”, “Plan of Operation” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

CAPITALIZATION

The following table sets forth our capitalization at December 31, 2007, after giving effect to and as adjusted to give effect to the sale of the 1,000,000 common shares offered in this prospectus.

	As at December 31, 2007 (audited)	AS ADJUSTED For the Offering Proceeds
Current Liabilities:	$ 4,122	$4,122

Stockholders’ Equity:
Common Stock, $0.001 par value; 100,000,000 shares authorized;
4,040,000 shares issued and outstanding	4,040	-
5,040,000 shares issued and outstanding as adjusted following 1,000,000 issued in this offering	-	5,040
Additional paid-in capital	165,960	664,960
Offering Expenses	-	(50,024)
Deficit accumulated during development stage	(35,160)	(35,160)
Total Stockholders’ Equity	134,840	584,816
Total Capitalization	$ 130,718	$580,694

USE OF PROCEEDS

Our net proceeds from this offering, after deducting offering expenses estimated to be approximately $50,024, will be from $199,976 (if we sell only 50% of the new shares offered hereby) to $449,976 (if we sell all of the new shares offered hereby). The offering is being made on a best-efforts basis, and we do not know how many shares will be sold in this offering. The primary purposes of this offering are to obtain additional capital for travel (gaming oriented seminars), transfer agent fees, accounting fees, office fees, miscellaneous (office materials including brochures), salaries and to provide working capital. We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders pursuant to this prospectus. The table below represents our best estimate of the allocation of the net proceeds, including the priorities for the use of the proceeds in descending order, based upon our current business plan and assuming that (i) half of the new shares offered by us in this offering are sold (for gross proceeds of $250,000); and (ii) all of the new shares offered by us in this offering are sold (for gross proceeds of $500,000).

Amount
Total Proceeds	$250,000

Less: Offering Expenses
Legal	50,000
Accounting	0
Copying	0
SEC & State Filing Fees	24

Net Proceeds from Offering	$199,976

Use of Net Proceeds

Travel	$5,000

Transfer Agent Fees	2,000
Accounting Fees	10,000
Office Fees	12,000
Misc. (Office Materials – including brochures)	500
Salaries	75,000
Working Capital	95,476

Total Use of Net Proceed	$199,976

Amount
Total Proceeds	$500,000

Less: Offering Expenses
Legal	50,000
Accounting	0
Copying	0
SEC & State Filing Fees	24

Net Proceeds from Offering	$449,976

Use of Net Proceeds

Travel	$10,000
Transfer Agent Fees	2,000
Accounting Fees	10,000
Office Fees	12,000
Misc. (Office Materials – including brochures)	500
Salaries	100,000
Working Capital	315,476

Total Use of Net Proceed	$449,976

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price that shares were sold to certain of our stockholders in our private placement in November/December 2007, i.e., $0.25 per share, and the progress we have determined that we have made as a company since our private placement. The offering price of the shares of our common stock has been determined arbitrarily by us and does not bear any relationship to our book value, assets, operating results, financial condition or any other established criteria of value.

Therefore, the offering price of the shares does may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION AND COMPARATIVE INFORMATION

Dilution is a reduction in the value of a purchaser's investment measured by the difference between the purchase price of the shares purchased and the net tangible book value of the shares after the purchase takes place. The net tangible book value per share is determined by subtracting our total liabilities from our tangible assets and then dividing the remainder by the total number of shares of our stock outstanding. Net tangible book value figures representing the effects of the offering take into account the offering expenses. As of December 31, 2007, there were 4,040,000 shares of our common stock issued and outstanding. The audited book value of the Company, as of December 31, 2007 was $4,040 or approximately $0.01 per share of common stock. The following table sets forth the dilution to persons purchasing common stock in this offering without taking into account any changes in the net tangible book value after December 31, 2007 and without taking into account any shares of common stock that we may have issued after December 31, 2007. Dilution figures are given assuming (i) the sale of 50% of the new shares of common stock offered by the Company hereby (or 500,000 shares) and the receipt by the Company of $250,000 (gross proceeds) and (ii) the sale of all of the new shares of common stock offered by the Company hereby (or 1,000,000 shares) and the receipt by the Company of $500,000 (gross proceeds).

	500,000 New Shares Sold	1,000,000 New Shares Sold
Public offering price per share...	$0.50	$0.50

Net tangible book value per share before this offering...	$0.03	$0.03

Increase per share attributable to new investors...	$0.04	$0.08

Pro forma net tangible book value per share after this offering...	$0.07	$0.12

Dilution per share to new investors...	$0.43	$0.38

Comparative Value

The following tables summarize the number of new shares to be purchased from the Company as a part of this offering (assuming that all of the new shares offered hereby are sold), the number of shares purchased as a percentage of our total outstanding shares, the aggregate consideration for such shares, the aggregate consideration as a percentage of total consideration, and the average consideration paid per share for such shares by all existing shareholders and the investors in this offering. Such figures are given assuming (i) the sale of 50% of the new shares of common stock offered by the Company hereby (or 500,000 shares) and the receipt by the Company of $250,000 (gross proceeds) and (ii) the sale of all of the new shares of common stock offered by the Company hereby (or 1,000,000 shares) and the receipt by the Company of $500,000 (gross proceeds). In addition, the figures are based on our financial condition at December 31, 2007, when there were 4,040,000 shares of common stock outstanding.

Assuming All 1,000,000 New Shares Offered by the Company Are Sold

	Shares Purchased		Aggregate Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
Current Stockholders	4,040,000	80%	$4,040	1%	$0.001
Investors in this Offering	1,000,000	20%	$500,000	99%	$0.50
Total	5,040,000	100%	$504,040	100%

Assuming One-half (i.e., 500,000) of the New Shares Offered by the Company Are Sold

	Shares Purchased		Aggregate Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
Current Stockholders	4,040,000	89%	$4,040	2%	$0.001
Investors in this Offering	500,000	11%	$250,000	98%	$0.50
Total	4,540,000	100%	$254,040	100%

SELLING STOCKHOLDERS

The shares to be offered by the selling stockholders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling stockholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

Each of the selling stockholders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders.

Selling Stockholder Information

The following is a list of selling stockholders who own an aggregate of 680,500 shares of our common stock covered in this prospectus. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares.

	Number of Shares	Number of Shares to	Shares Beneficially Owned After Offering
Name	Owned	be Offered	Number	Percent (1)

Alva, Steve	40,000	40,000	0	--

Bucher, James R. & Bucher, Phyllis Kay	80,000	80,000	0	--

Douglas, Nancy O'Herron Revocable Trust	80,000	80,000	0	--

Higgins, Gwendoline J.	40,000	40,000	0	--

Higgins Heritage Trust (2)	40,000	40,000	0	--

Kenerson, Charles V.	40,000	40,000	0	--

Naegele, Zao E.	60,500	60,500	0	--

Shekell Partner, Arthur L.	40,000	40,000	0	--

Strain, George	120,000	120,000	0	--

Sularski, Matthew	60,000	60,000	0	--

Sularski, Robert	20,000	20,000	0	--

Sularski, Stephen	20,000	20,000	0	--

Yack, Natalee	40,000	40,000	0	--

(1)	Assumes that all 1,000,000 new shares offered by us in this offering are sold and that the selling stockholders sell all of the shares being registered for sale by them.
(2)	Gwen Higgins, has voting, investment and dispositive power over the shares of common stock owned by Higgins Heritage Trust.

Unless footnoted above, based on information provided to us, none of the selling stockholders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

PLAN OF DISTRIBUTION

This offering shall begin upon the date of this prospectus and will expire on the earlier to occur of: (i) the date when all of the new shares offered by us have been sold or (ii) 12 months after the date of this prospectus. We are managing this offering without an underwriter. The shares will be offered and sold by our officers and directors. These officers and directors will not receive a sales commission or any other form of compensation for this offering. In connection with their efforts, our officers and directors will rely on the safe harbor provisions of Rule 3a4-1 of the Securities Exchange Act of 1934. Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the Securities Exchange Act of 1934 for persons associated with an issuer provided that they meet certain requirements. No one has made any commitment to purchase any or all of the shares being offered. Rather, the officers and directors will use their best efforts to find purchasers for the new shares. We cannot predict how many new shares, if any, will be sold.

We also may retain licensed broker/dealers to assist us in the offering and selling of the shares offered by us, if we determine such to be in our best interest. At this time we do not have any commitments, agreements, or understandings with any broker/dealers. In the event we retain any broker/dealers to assist in the offering and selling of the shares offered by us, we will update this prospectus accordingly.

We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained in this prospectus and if given or made, that information or representation must not be relied on as having been authorized by us. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus. Any purchases made by officers, directors, and their affiliates shall be for investment purposes and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases. Purchasers of share either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption renders the exemption applicable.

Shares Offered by Us

We are registering for sale or distribution a maximum of 1,000,000 new shares of common stock at the offering price of $0.50 per share. There is no minimum number of shares that must be sold in this offering. There will be no escrow account for any funds received from purchasers of the shares offered by us. All funds received by us from this offering will be immediately used by us, and there will be no refunds once a subscription for new shares is accepted.

Investor Suitability Standards

Even though the offers and sales of the new shares will be made pursuant to a public offering, because of the speculative nature of the investment in the new shares, we are restricting the investors from whom we will accept orders for new shares to "accredited investors," as that term is defined in Rule 501 of Regulation D adopted by the Securities and Exchange Commission. All prospective purchasers of the new shares will be asked to complete a questionnaire so that we may determine whether such prospective purchaser is an accredited investor. The definition of an "accredited investor" includes any individual whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000 and any individual who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

We have the right to accept or reject subscriptions in whole or in part, for any reason of for no reason, for new shares offered by us. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Shares Offered by Selling Stockholders

We are also registering the shares currently held by certain of our stockholders to permit them and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of any selling stockholder, and we will not receive any of the proceeds from any sales of shares by such stockholders. The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange market or trading facility on which our shares may be traded or in private transactions.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, if our shares are ever approved for trading on an exchange or by other means. If our shares are approved for such trading, as to which we cannot provide any assurance, these dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein if our shares are approved for listing on an exchange or for trading on the OTCBB:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block

•	as principal to facilitate the transaction;
•	purchases by a broker-dealer as principle and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transaction;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

As of the date of this prospectus, the Company has no information on the manner or method by which any selling stockholder may intend to sell shares. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

If a trading market for our common stock develops, the selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. We cannot assure you that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into an agreement with a prospective underwriter. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions, rules and regulations of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.  In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.  Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M.  Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions.  We have advised the selling stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  Selling stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Prior to the date of this prospectus, there has not been any established trading market for our common stock.  Following the consummation of this offering, we do not anticipate that any such trading market will develop.  Accordingly, purchasers of our shares in this offering should be prepared to hold those shares indefinitely.  We may seek a market maker to sponsor our common stock on the OTC Bulletin Board.  Application will then be made by the market maker to sponsor our shares of common stock on the OTC Bulletin Board.  No market maker has yet undertaken to sponsor our common stock on the OTC Bulletin Board, and there can be no assurance that any market maker will make such an application or if a market does develop for our common stock as to the prices at which the our common stock will trade, if at all. Until our common stock is fully distributed and an orderly market develops, if ever, in our common stock, the price at which it trades may fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our businesses generally, including the impact of the factors referred to in "Risk Factors," on page 3, above, investor perception of the Company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Shares of common stock distributed to our stockholders will be freely transferable, except for shares of our common stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act.  Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders.   Persons who are affiliates will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

Penny Stock Regulations

Our common stock will be considered a "penny stock" as defined by Section 3(a)(51) and Rule 3a51-1 under the Securities Exchange Act of 1934. A penny stock is any stock that:

•	sells for less than $5 a share,
•	is not listed on an exchange, and
•	is not a stock of a "substantial issuer."

We are not now a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not now have.

Statutes and SEC regulations impose strict requirements on brokers that recommend penny stocks. Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine"

•	that transactions in penny stocks are suitable for the person and
•	the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.  Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.  Compliance with these requirements can often delay a proposed transaction and can result in many broker-dealer firms adopting a policy of not allowing their representatives to recommend penny stocks to their customers.

Another SEC rule requires a broker-dealer that recommends the sale of a penny stock to a customer to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market.  The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction.  Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

The above penny stock regulatory scheme is a response by the Congress and the SEC to abuses in the marketing of low-priced securities by "boiler room" operators.  The scheme imposes market impediments on the sale and trading of penny stocks.  It limits a stockholder's ability to resell a penny stock.

Our management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 4,180,500 shares were outstanding as of June 3, 2008. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Global, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were outstanding as of the date of this prospectus. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•	adopt resolutions;
•	to issue the shares;
•	to fix the number of shares;
•	to change the number of shares constituting any series; and
•	to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
-	dividend rights, including whether dividends are cumulative;
-	dividend rates;
-	terms of redemption, including sinking fund provisions;
-	redemption prices;
-	conversion rights; and
-	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.	20 to 33 1/3%,
2.	33 1/3 to 50%, or
3.	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which;

1.	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and
2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of Global, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of Global. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having;

1.	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;
2.	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

3.	representing 10 percent or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1.

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

2.	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or
3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements of Global as of December 31, 2007 are included in this prospectus and have been audited by LL Bradford & Company, LLC, an independent auditor, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

Neither of LL Bradford & Company, LLC nor Stoecklein Law Group has been hired on a contingent basis, will receive a direct or indirect interest in Global or have been a promoter, underwriter, voting trustee, director, officer, or employee of Global.

DISCLOSURE OF COMMISSION

POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of Global will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in our articles of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•	for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Global. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Global in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

DESCRIPTION OF BUSINESS

Business Development

Global Risk Management & Investigative Solutions ("Global") was incorporated in the state of Nevada on May 2, 2007. The Company was established to provide investigative, technical IT, background, document verification, and data banks of security information to a wide range of clients.

On November 15, 2007, we entered into a Strategic Alliance Agreement with Global Intelligence Network, a Nevada corporation, Attorney's Process & Investigation Services, Inc., a Wisconsin corporation, Griffin Investigations, a Nevada corporation, AmericanChecked, Inc., a Oklahoma corporation, GGS-US Ltd., a Nevada corporation, International Investigative Solutions, a Nevada corporation and AP-ID Incorporated, a Nevada corporation (hereinafter referred to individually as "Member" and collectively as "Members"), whereas the Members and Global agreed to market and perform certain complementary business consulting services. Global was created to be a one source risk management and security solution for multiple industries and the Members are independently in various risk management and security solutions businesses, including investigative, technical IT, background, document verification, and data banks of security information to a wide range of clients.

The term of the agreement began on November 15, 2007 and will expire in five (5) years, November 16, 2012. The agreement will be automatically renewed for successive one (1) year periods unless either party gives written notice of termination to the other party at least thirty (30) days prior to the date of expiration.

Pursuant to the agreement, Global will act as the coordinator of referrals originating from Members to Members. Members will be compensated for actual sales of products and services to customers and end users resulting from sales referrals generated by other Members. All referrals will be submitted to Global by the Members ("Referral Provider") and Global will determine which Member ("Recipient") to refer the referral to based upon each Members product, services, and ability to service the customer or end user. The Recipient will pay Global a ten percent (10%) commission for sales of Recipient's products and services. Global will pay the Referral Provider one-half of the collected commission.

Business of Issuer

Global, together with the Members, is a global provider of complementary risk consulting services. Pursuant to the Strategic Alliance Agreement, Global provides the client a single source for all their risk management and security solutions. The Members chosen were hand picked for their outstanding expertise.

Members and Services

Global Intelligence Network. Global Intelligence Network is a private investigative firm which conducts background investigations of individuals and companies for governmental compliance, regulatory due diligence, pre-employment backgrounds and employee re-evaluations in over 70 countries.

Attorney's Process & Investigation Services, Inc. Attorney's Process & Investigation Services, Inc. provides litigation support services and assists corporations and government agencies with their growing investigative support needs. They also provide local, regional, national, and international clients with successful solutions to their security and personnel challenges.

Griffin Investigations. Griffin Investigations is the exclusive international supplier of surveillance intelligence data providing complete historical database available to gaming establishments. Griffin also provides the first step in defense from suspected cheaters and counters assisting in identifying the subject.

AmericanChecked, Inc. AmericanChecked, Inc. is a single source provider offering a complete menu of background screening, assessment and drug testing services.

GGS-US Ltd. GGS-US Ltd. is a technology risk management company contracting with major gaming and non-gaming companies with international holdings. GGS consults in gaming regulation and licensing mattes. GGS conducts various technologies related testing and auditing, including but not limited to the following: Sarbanes Oxley 404 Compliance, Disaster Recovery, Systems & Data Security, Games & Systems Testing, Payment Card Industry Certification, Product & Quality Assurance and Operational & Process Auditing.

International Investigative Solutions. International Investigative Solutions is a provider of background investigations of individuals and companies for pre-employment backgrounds and employee re-evaluations.

AP-ID Incorporated. AP-ID Incorporated produces ePAC. ePAC, Electronic Patriot Act Compliance, is comprised of sophisticated document scanner and revolutionary software that identifies the form of document, authenticates that the document is valid, and then validates the individuals' status against nations "watch" lists as well as the clients own internal lists, and procedures.

Competition

We compete with numerous other risk management and security solutions companies. Many of these competitors have substantially greater resources than us. Should a larger and better financed company decide to directly compete with us, and be successful in its efforts, our business could be adversely affected.

Personnel

We are a development stage company and currently do no have any employees. We look to our officers and directors who collectively have a varied background in law enforcement, security, internet security and technology, loss prevention, background screening, private investigations, due diligence, customer service evaluations, and regulatory compliance. We do not anticipate hiring employees over the next 12 months. We intend to use the services of consultants to perform various professional services. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Governmental Regulations

Global’s business is subject to various federal, state, local and foreign laws and regulations. We hold private investigative licenses from, and our investigative activities are regulated by, state and local government agencies in various jurisdictions. Global also uses some data from outside sources, including data from third party vendors and various government and public records services, in performing its services, the use of which is regulated by certain laws and regulations. To date, applicable laws and regulations have not interfered materially with the manner in which Global obtains information and conducts its operations, including its access to data used in Global's business. However, changes in these laws and regulations or the adoption of new laws or regulations, particularly those relating to privacy, could interfere with Global's method of operations and access to data.

Global believes that it currently conducts its activities and operations in substantial compliance with applicable governmental laws and regulations.

DESCRIPTION OF PROPERTY

Our executive office is located at 3950 East Patrick Lane, Suite 101, Las Vegas, Nevada 89120. We do not lease or rent the property. Office services are provided at no fee by a director.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

We intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board; however, there can be no assurance that FINRA will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

As of March 31, 2008 there were 20 stockholders of our common stock.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

PLAN OF OPERATION

The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

OVERVIEW AND OUTLOOK

Global is a development stage company incorporated in the State of Nevada in May of 2007. We were formed to provide investigative, technical IT, background, document verification, and data banks of security information to a wide range of clients.

On November 15, 2007, we entered into a Strategic Alliance Agreement with Global Intelligence Network, a Nevada corporation, Attorney's Process & Investigation Services, Inc., a Wisconsin corporation, Griffin Investigations, a Nevada corporation, AmericanChecked, Inc., a Oklahoma corporation, GGS-US Ltd., a Nevada corporation, International Investigative Solutions, a Nevada corporation and AP-ID Incorporated, a Nevada corporation (hereinafter referred to individually as "Member" and collectively as "Members"), whereas the Members and Global agreed to market and perform certain complementary business consulting services.

As a result of the Strategic Alliance Agreement we have become a one source risk management and security solution for multiple industries.

Since our inception on May 2, 2007 through December 31, 2007, we have generated $4,335 in revenues and have incurred a net loss of $35,160. For the three months ended March 31, 2008, we generated $7,982 in revenues and incurred a net loss of $36,500.

Operation Plan

During the next twelve months we plan to continue to focus our efforts on marketing our risk management and security services. We believe that the additional funding from the sale and issuance of the new shares as described in this prospectus will allow us to grow, although, of course, we cannot provide any assurance that we will be able to grow as we currently anticipate.

Satisfaction of our cash obligations for the next 12 months.

As of December 31, 2007 and March 31, 2008, our cash balance was $135,002 and $132,217. Our plan for satisfying our cash requirements for the next twelve months is through sale of the new shares, third party financing, and/or traditional bank financing. We anticipate sales-generated income during that same period of time, but do not anticipate generating sufficient amounts of revenues to meet our working capital requirements. Consequently, we intend to make appropriate plans to insure sources of additional capital in the future to fund growth and expansion through additional equity or debt financing or credit facilities.

Since inception, we have financed cash flow requirements through the issuance of common stock for cash and services. As we continue to expand operational activities, we may continue to experience net negative cash flows from operations, pending receipt of revenues from our services, and will be required to obtain additional financing to fund operations through common stock offerings and debt borrowings, giving consideration to loans and working diligently to move sales ahead to the extent necessary to provide working capital.

We anticipate incurring operating losses over the majority of the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and continue to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

As a result of our cash requirements and our lack of revenues, we anticipate continuing to issue stock in exchange for loans and/or equity financing, which may have a substantial dilutive impact on our existing stockholders.

Going Concern

The consolidated financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of Global as a going concern. Global may not have a sufficient amount of cash required to pay all of the costs associated with operating and marketing of its services. Management intends to use borrowings and security sales to mitigate the effects of cash flow deficits, however no assurance can be given that debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should Global be unable to continue existence.

Summary of product and research and development that we will perform for the term of our plan.

We do not anticipate performing any significant product research and development under our plan of operation. In lieu of product research and development we anticipate maintaining control over our advertising to assist us in determining the allocation of our limited advertising dollars.

Expected purchase or sale of plant and significant equipment.

We do not anticipate the purchase or sale of any plant or significant equipment, as such items are not required by us at this time or in the next 12 months.

Significant changes in the number of employees.

We are a development stage company and currently do no have any employees. We look to our officers and directors who collectively have a varied background in law enforcement, security, internet security and technology, loss prevention, background screening, private investigations, due diligence, customer service evaluations, and regulatory compliance. We do not anticipate hiring employees over the next 12 months. We intend to use the services of consultants to perform various professional services. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Liquidity and Capital Resources

Cash will be increasing primarily due to the receipt of funds from this offering to offset our near term cash equivalents. Since inception, we have financed our cash flow requirements through issuance of common stock. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of listing or some form of advertising revenues. Additionally we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our website, provide national and regional industry participants with an effective, efficient and accessible website on which to promote their products and services through the Internet, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Global does not expect to enter into financial instruments for trading or hedging purposes. Global does not currently anticipate entering into interest rate swaps and/or similar instruments.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

Information as to our current directors and executive officers is as follows:

Name	Age	Title	Term
Kyle Edwards	55	Director, President and Chief Executive Officer	Since June 2007
Julie Hakman	46	Director and Secretary	Since June 2007
Peter Maheu	65	Chairman of the Board of Directors, Treasurer and Principal Financial Officer	Since June 2007
Beverly Griffin	65	Director	Since June 2007
Steve Toneguzzo	40	Director	Since June 2007
Dennis Nelson	57	Director	Since June 2007
Michael Pate	45	Director	Since August 2007

Duties, Responsibilities and Experience

Kyle Edwards, President and a Director of Global, is also President of International Investigative Solutions, an investigative company specializing in employment backgrounds, gaming compliance, criminal and internal investigations, as well as providing due diligence and loss prevention expertise. Mr. Edwards has thirty four years of investigative experience. Mr. Edwards is a prior chief law enforcement officer with the Las Vegas Metropolitan Police Department, retiring after twenty six years as a Deputy Chief of Investigations. During his law enforcement career he led thousands of criminal investigations including several hundred homicides as well as other violent crimes and white collar crimes and gaming investigations. In addition he supervised undercover narcotic investigations receiving the departments Meritorious Service Award and the U.S. Attorney General’s Safety Award for an undercover operation culminating in Thailand.

After leaving the Las Vegas Metropolitan Police Department Mr. Edwards joined the MGM MIRAGE as Vice President of Corporate Security and Gaming Surveillance. In that role he developed and refined the companies background investigation process with a staff conducting over 35,000 backgrounds a year.

Julie Hakman, Secretary and a Director of Global, is also President of AmericanChecked, Inc., a nationwide screening company dedicated primarily to Gaming industries. Ms. Hakman created AmericanChecked, Inc. (AC), a certified women-owned business, in 2004. Ms. Hakman has over 25 years experience in business leadership. Her involvement in employee screening began in 1997 when Total Information Services, Inc., (TISI/DAC Services), recruited her for her innovative business development strategies and executive leadership accomplishments. Prior to joining TISI / DAC Services, she was the Director of Sales, Marketing and Operations for a leading national specialty retailer. Ms. Hakman is a graduate of the University of Oklahoma, a national member of SHRM, Women’s Business Council, Committee Co-Chair – National Association of Professional Background Screeners (NAPBS), and has served as a consultant to the Casino Management Association Executive Board, and the National Indian Gaming Association. Julie was honored by the National Indian Gaming Association for outstanding contributions, and has been a featured speaker at numerous HR, Gaming and Education events.

Peter Maheu, Treasurer and Chairman of Global, is also President of Global Intelligence Network, an intelligence and investigations firm specializing in due diligence for regulatory compliance in the gaming industry and other business sectors. Mr. Maheu is a licensed Private Investigator in California and Nevada.

Mr. Maheu has written several articles and lectured to various organizations including the International Association of Gaming Attorneys, World President’s Organization, and the California Association of Licensed Investigators on topics such as compliance, due diligence and complex business fraud. Of special interest is Mr. Maheu's extensive research into the emerging gaming markets abroad, with emphasis on organized crime.

Previously, Mr. Maheu was the President of Trademark Protection Services, a firm specializing in trademark and copyright infringement. The largest firm of its kind in the United States, Trademark Protection Services had over 30 reporting offices nationwide comprised of investigators and attorneys. His clients have included The Hard Rock Cafe, 20th Century Fox, Mirage Studios, and the Walt Disney Company.

Mr. Maheu has had an outstanding career spanning both the casino industry and investigative work. A member of Robert A. Maheu Associates, Peter was instrumental in the management of the extensive gaming interests of Mr. Howard Hughes in Las Vegas as well as Mr. Hughes’ other Nevada investments in real estate and mining.

Mr. Maheu has spoken at the Annual Casino Regulatory Compliance for the past three years. He has also spoken at the International Masters of Gaming Law Conference, the International Association of Gaming Attorneys Conference and the World President’s Association.

Mr. Maheu has taught at the California Department of Justice Advanced Training School on International Organized Crime and the gaming industry and has addressed the same topic at the Under Sheriffs Association of California, as well as the North American Gaming Regulators Association, and the National Indian Gaming Regulators Conference.

Mr. Maheu is a member of the Las Vegas Metropolitan Police Department’s Use of Force Board and is the President of the Nevada Society of Professional Investigators.

Beverly Griffin, is a Director of Global. For the past five years Ms. Griffin has been the Secretary and Treasurer of Griffin Investigations, an exclusive international supplier of surveillance intelligence data providing complete historical database available to gaming establishments.

Stephen Toneguzzo, a Director of Global, is also the founder, Chief Executive Officer and Chief Scientist of GGS-US, a Technology Risk Management Company contracting with major gaming and non-gaming companies with international holdings. Mr. Toneguzzo has earned degrees in Electronics Systems Engineering and Computer Science, a Masters in Technology Management and is a Registered Chartered Professional Engineer. He also partially completed a PhD in the Evolution of Technology Assisted Gaming.

Mr. Toneguzzo is the CEO and Chief Scientist of GGS. He is an entrepreneur, innovator and researcher. A search of “toneguzzo gaming” in the Google search engine will expose over 440 hits linking to papers, presentation, publications, testimony at Senate hearings, interviews, public debates and various other references from North America, Africa, Europe and Asia. Mr. Toneguzzo is listed as one of Australia’s top 50 inventors (based on patent filings). Mr. Toneguzzo invents the proprietary methodologies used by GGS for tasks such as Sarbanes Oxley Compliance and demonstrating an ROI on systems testing.

Mr. Toneguzzo is past chairman and founding director of several international gaming associations, he has developed policy papers, regulations and internal control standards for several international jurisdictions and has a specific interest in the responsible provision of gambling.

Mr.Toneguzzo currently holds a 01 visa (person of extraordinary ability), in the field of Gaming Technology, issued by the US Department of Justice.

Dennis Nelson, a Director of Global, is also the President of Attorney's Process & Investigation Services, Inc. Mr. Nelson received his B.A. in Communications from the University of Wisconsin-Green Bay and founded API Services, Inc. (“API”) in 1975. Under Mr. Nelson’s guidance, API has grown into a comprehensive loss management and investigative service group. Mr. Nelson has considerable experience investigating individuals and organizations connected with the gaming industry and has been involved in the development of nationally recognized regulatory services for tribal governments throughout the United States. Mr. Nelson was the project director and co-author of the study “Indian Gaming and its Impact on Law Enforcement in Wisconsin.” He has served as Compliance Director (Head of Gaming Enforcement) and played an active role in training and development of several tribal governments throughout the United States. Mr. Nelson has been involved in many significant due diligence investigations of gaming companies, vendors, gaming industry consultants, and executives. Mr. Nelson has headed several task force projects resulting in major regulatory actions on behalf of API’s gaming clients. In addition, Mr. Nelson serves as a consultant to many gaming clients on development issues, industry intelligence and business issues.

Michael Pate, is a Director of Global. From 2006 to the present Mr. Pate has been the Chief Technology Officer of AP-ID Incorporated, a company that produced ePAC. ePac, Electronic Patriot Act Compliance, is comprised of sophisticated document scanner and revolutionary software that identifies the form of document, authenticates that the document is valid, and then validates the individuals' status against nations "watch" lists as well as the clients own internal lists, and procedures. From 2001 to 2006,

Mr. Pate was the President to Viper Applications, a software development Company.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

Election of Directors and Officers.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

EXECUTIVE COMPENSATION

Summary Compensation

Our executive officers have not received any compensation, including plan or non-plan compensation, nor has our executive officers earned any compensation as of the date of this Prospectus.

Future Compensation

Our executive officers have agreed to provide services to us without compensation until such time as we have earnings from our revenue

Board Committees

We currently do not have any committees of the board of directors.

Transfer Agent

The transfer agent for the common stock will be Pacific Stock Transfer Company, 500 E. Warm Springs, Suite 240, Las Vegas, Nevada 89119.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the date of this prospectus, and as adjusted giving effect to the sale of 1,000,000 shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group.

Name of Beneficial Owner	Number Of Shares	Percent Before Offering	Percent After Offering

Kyle Edwards, President & Director	500,000	12%	9.9%
Julie Hakman, Secretary & Director	500,000	12%	9.9%
Peter Maheu, Treasurer & Director	500,000	12%	9.9%
Beverly Griffin, Director	500,000	12%	9.9%
Steve Toneguzzo, Director	500,000	12%	9.9%
Dennis Nelson, Director	500,000	12%	9.9%
Michael Pate, Director	500,000	12%	9.9%

All Directors, Officers and Principle Stockholders as a Group	3,500,000	86.6%	69%

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the period ended March 31, 2008, we incurred investigative fees to a founder, Peter Maheu, President of Global Intelligence Network, LLC, totaling approximately $8,260. As of March 31, 2008, we owed $6,167.

During the period ended December 31, 2007, we paid investigative fees to an entity owned by a founder, Global Intelligence Network, LLC, totaling approximately $15,100.

The Company utilizes office space provided at no cost from Peter Maheu, a director of the Company. Office services are provided without charge by the Company’s director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

During August of 2007, each of the Company's seven (7) Directors received 500,000 shares of common stock, at a price of $0.01 per share as founders of Global. The proceeds from the sale of the shares to the Directors, $35,000, constituted the initial cash capitalization of the company.

FINANCIAL STATEMENTS

Index To Financial Statements

Global Risk Management & Investigative Solutions Audited Financial Statements

Global Risk Management & Investigative Solutions Unaudited Financial Statements

Condensed Balance Sheets, March 31, 2008 and December 31, 2007	G-1

Condensed Statement of Operations for the Three Months Ended March 31, 2008 and the period from May 2, 2007 (inception) through March 31, 2008	G-2

Condensed Statement of Cash Flows for the Three Months Ended March 31, 2008 and the period from May 2, 2007 (inception) through March 31, 2008	G-3

Notes to Financial Statements	G-4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Global Risk Management & Investigative Solutions

Las Vegas, Nevada

We have audited the accompanying balance sheet of Global Risk Management & Investigative Solutions (a Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period from May 2, 2007 (inception) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Risk Management & Investigative Solutions as of December 31, 2007, and the results of its activities and cash flows for the period from May 2, 2007 (inception) through December 31, 2007 and in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage and has incurred a net loss from operations since inception, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC

May 8, 2008

Las Vegas, Nevada

GLOBAL RISK MANAGEMENT & INVESTIGATIVE SOLUTIONS

Balance Sheet

(a Development Stage Company)

December 31,
2007
Assets

Current assets:
Cash	$135,002
Accounts receivable	3,960
Total current assets	138,962

Total assets	$138,962

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$792
Accounts payable – related party	3,330
Total current liabilities	4,122

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued or outstanding	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 4,040,000 shares issued and outstanding	4,040
Additional paid in capital	165,960
Deficit accumulated during development stage	(35,160)
Total stockholders’ equity	134,840

Total liabilities and stockholders’ equity	$138,962

The accompanying notes are an integral part of these condensed financial statements.

GLOBAL RISK MANAGEMENT & INVESTIGATIVE SOLUTIONS

Statement of Operations

(a Development Stage Company)

May 2, 2007
(inception) to
December 31,
2007

Revenue	$4,335

Expenses:
Direct expenses	4,122
General and administrative expenses	20,373
Professional fees	15,000
Total expenses	39,495

Net (loss)	$(35,160)

Weighted average number of common
shares outstanding - basic and fully diluted	2,029,053

Net (loss) per share - basic and fully diluted	$(0.02)

The accompanying notes are an integral part of these condensed financial statements.

GLOBAL RISK MANAGEMENT & INVESTIGATIVE SOLUTIONS

Statement of Changes in Stockholders' Equity

(a Development Stage Company)

				Deficit
				Accumulated
				During	Total
	Common Stock		Additional	Development	Stockholders
	Shares	Amount	Paid in Capital	Stage	Equity

Balance, May 2, 2007 (inception)	-	$-	$-	$-	$-

August 8, 2007, founders shares issued for cash	1,000,000	1,000	9,000	-	10,000

August 15, 2007, founders shares issued for cash	500,000	500	4,500	-	5,000

August 17, 2007, founders shares issued for cash	500,000	500	4,500	-	5,000

August 20, 2007, founders shares issued for cash	1,000,000	1,000	9,000	-	10,000

August 24, 2007, founders shares issued for cash	500,000	500	4,500	-	5,000

November 5, 2007, shares issued for cash	160,000	160	39,840	-	40,000

November 15, 2007, shares issued for cash	200,000	200	49,800	-	50,000

November 19, 2007, shares issued for cash	80,000	80	19,920	-	20,000

December 18, 2007, shares issued for cash	40,000	40	9,960	-	10,000

December 20, 2007, shares issued for cash	60,000	60	14,940	-	15,000

Net (loss)
for the period of May 2, 2007(inception) to
December 31, 2007	-	-	-	(35,160)	(35,160)

Balance, December 31, 2007	4,040,000	$4,040	$165,960	$(35,160)	$134,840

The accompanying notes are an integral part of these condensed financial statements.

GLOBAL RISK MANAGEMENT & INVESTIGATIVE SOLUTIONS

Statement of Cash Flows

(a Development Stage Company)

May 2, 2007
(inception) to
December 31,
2007

Cash flows from operating activities
Net (loss)	$(35,160)
Adjustments to reconcile net (loss) to
net cash (used) by operating activities:
Changes in operating assets and liabilities:
Accounts receivable	(3,960)
Accounts payable	4,122
Net cash (used) by operating activities	(34,998)

Cash flows from financing activities
Issuance of common stock	170,000
Net cash provided by financing activities	170,000

Net increase in cash	135,002
Cash - beginning	-
Cash - ending	$135,002

Supplemental disclosures:
Interest paid	$-
Income taxes paid	$-

The accompanying notes are an integral part of these condensed financial statements.

Global Risk Management & Investigative Solutions

Notes to Financial Statements

Note 1 – Summary of Accounting Policies

Nature of business

We were incorporated in the State of Nevada on May 2, 2007 as Global Risk Management & Investigative Solutions (the “Company”). The Company provides a single source for risk management and security solutions and provides investigative, technical IT, background, document verification, and data banks of security information to a wide range of clients.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

At December 31, 2007, our financial instruments consist of cash, accounts receivable and accounts payable. Interest rates currently available to us for long-term debt with similar terms and remaining maturities are used to estimate fair value of such financial instruments. Accordingly, since interest rates on substantially all of our debt are variable, market based rates, the carrying amounts are a reasonable estimate of fair value.

Revenue recognition

The Company recognizes revenue as services are performed. Amounts billed and collected before services are performed are included in deferred revenue.

Cash and cash equivalents

The Company maintains cash balances in interest and non-interest-bearing accounts, which do not currently exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Concentration of Credit Risk

We provide services to various customers in the same geographical region. We continually evaluate the creditworthiness of our customers.  We evaluate the collectibility of accounts receivable on a combination of factors. Our policies require us to record specific reserve if we become aware of anything that would cause us to question a specific customer’s inability to meet their financial obligations to us. We will record a specific reserve for bad debts to reduce a related receivable when we believe an amount is not collectible. We do not have any reserves for bad debt at December 31, 2007.

Research & Development

The Company charges expenditures relating to research and development and improvements to expense as incurred. During the period ended December 31, 2007, $0 has been recorded to expenses.

Income taxes

The Company follows Statement of Financial Accounting Standard No. 109, “Accounting for

Income Taxes” (“SFAS No. 109”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”) at inception date. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in companies’ financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. As a result, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties. FIN 48 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As a result of implementing FIN 48, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore the implementation of this standard has not had a material affect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. For the period ended December 31, 2007, no income tax expense has been incurred.

Basic and diluted loss per share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the period ended December 31, 2007, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004). Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Recent issued accounting Standards

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 allows the company to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”. This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the de-consolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years and interim periods beginning after December 15, 2008. The adoption of SFAS 160 is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations”. SFAS 141 (Revised) establishes principals and requirements for how an acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. This statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008.

Note 2 – Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and has incurred a net loss of approximately $35,160 for the period ended December 31, 2007. For the Company to continue as a going concern it must seek additional sources of capital, and it must attain future profitable operations. The Company is currently initiating its business plan and is in the process of raising additional capital. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

These conditions give rise to doubt about the Company’s ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management’s plan, in this regard, is to raise financing of approximately $1,000,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing development for the next twelve months. However, there is no assurance that the Company will be successful in raising such financing.

Note 3 – Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

For the period ended December 31, 2007, we incurred a net operating loss and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2007, the Company had approximately $35,160 of federal and state net operating losses. The net operating loss carry forwards, if not utilized, will begin to expire in 2022.

The components of the Company’s deferred tax asset are as follows:

December 31,
2007
Deferred tax assets:
Net operating loss carryforwards	$11,955
Total deferred tax assets	11,955

Less: Valuation allowance	(11,955)
Net deferred tax assets	$-0-

Based on the available objective evidence, including the Company’s operating history, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2007

A reconciliation of the provision for income taxes to the statutory federal rate for continuing operations is as follows:

December 31,
2007

Statutory rate	34.0%
Change in valuation allowance	(34.0%)
Effective tax rate	0.0%

Note 4 – Stockholders’ equity

We are authorized to issue 10,000,000 shares of $0.001 par value preferred stock and 100,000,000 shares of $0.001 par value common stock.

In August 2007, we issued 3,500,000 shares of our common stock to our founders at a price of $0.01 per share for total proceeds of $35,000.

In November 2007, we issued 440,000 shares of our common stock for cash totaling $110,000 or $0.25 per share, pursuant to subscription agreements received as of November 30, 2007.

In December 2007, we issued 100,000 shares of our common stock for cash totaling $25,000 or $0.25 per share, pursuant to subscription agreements received as of December 31, 2007..

Note 5 – Related party transactions

During the period ended December 31, 2007, we incurred investigative fees to a founder, Global Intelligence Network, LLC, totaling approximately $15,100. As of December 31, 2007, we had an accounts payable balance of $3,330.

Note 6 – Subsequent events

In March 2008, we issued 140,500 shares of our common stock pursuant to subscription agreements for cash totaling $35,125.

Global Risk Management & Investigative Solutions

Unaudited Financial Statements

Condensed Balance Sheets, March 31, 2008 and December 31, 2007	G-1

Condensed Statement of Operations for the Three Months Ended March 31, 2008 and the period from May 2, 2007 (inception) through March 31, 2008	G-2

Condensed Statement of Cash Flows for the Three Months Ended March 31, 2008 and the period from May 2, 2007 (inception) through March 31, 2008	G-3

Notes to Financial Statements	G-4

GLOBAL RISK MANAGEMENT & INVESTIGATIVE SOLUTIONS

(a Development Stage Company)

Condensed Balance Sheets

	March 31,	December 31,
	2008	2007
Assets	(Unaudited)

Current assets:
Cash	$132,217	$135,002
Accounts receivable	8,022	3,960
Prepaid expenses	139	-
Total current assets	140,378	138,962

Total assets	$140,378	$138,962

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$509	$792
Accounts payable – related party	6,167	3,330
Accrued liabilities	237	-
Total current liabilities	6,913	4,122

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued or outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized,
4,180,500 and 4,040,000 shares issued and outstanding
at March 31, 2008 and December 31, 2007, respectively	4,181	4,040
Additional paid in capital	200,944	165,960
(Deficit) accumulated during development stage	(71,660)	(35,160)
Total stockholders’ equity	133,465	134,840

Total liabilities and stockholders’ equity	$140,378	$138,962

The accompanying notes are an integral part of these condensed financial statements.

GLOBAL RISK MANAGEMENT & INVESTIGATIVE SOLUTIONS

(a Development Stage Company)

Condensed Statements of Operations

		May 2, 2007
	For the three months ended	(Inception) to
	March 31,	March 31,
	2008	2008

Revenue	$7,982	$12,317

Expenses:
Direct costs	6,435	10,557
General and administrative expenses	1,015	21,388
Professional fees	37,000	52,000
Total expenses	44,450	83,945

Net operating (loss)	(36,468)	(71,628)

Other Income (expense):
Interest expense	(32)	(32)
Total other expense	(32)	(32)

Net (loss)	$(36,500)	$(71,660)

Weighted average number of common shares
outstanding - basic and fully diluted	4,060,511

Net (loss) per share - basic and fully diluted	$(0.01)

The accompanying notes are an integral part of these condensed financial statements.

GLOBAL RISK MANAGEMENT & INVESTIGATIVE SOLUTIONS

(a Development Stage Company)

Condensed Statements of Cash Flows

Unaudited

	For the three months ended	May 2, 2007 (Inception)
	March 31,	to March 31,
	2008	2008

Cash flows from operating activities
Net (loss)	$(36,500)	$(71,660)
Adjustments to reconcile net (loss) to
net cash used by operating activities:
Increase (decrease) in liabilities:
Accounts receivable	(4,062)	(8,022)
Prepaid expenses	(139)	(139)
Accounts payable	2,554	6,676
Accrued liabilities	237	237
Net cash used by operating activities	(37,910)	(72,908)

Cash flows from financing activities
Issuance of common stock	35,125	205,125
Net cash provided by financing activities	35,125	205,125

Net increase in cash	(2,785)	132,217
Cash, beginning	135,002	-
Cash, ending	$132,217	$132,217

Supplemental disclosures:
Interest paid	$32	$32
Income taxes paid	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

Global Risk Management & Investigative Solutions

(a Development Stage Company)

Notes to Financial Statements

Note 1 – Basis of presentation

The consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the financial statements of the Company for the period from May 2, 2007 (inception) through December 31, 2007 and notes thereto. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 – Summary of accounting policies

As of January 1, 2008 we adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 allows the company to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. The adoption of SFAS 159 has not had a material impact on our financial position, results of operation or cash flows.

As of January 1, 2008 we adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 159”). SFAS No. 157 defines fair value and provides guidance for measuring and disclosing fair value. The adoption of SFAS 157 has not had a material impact on our financial position, results of operation or cash flows.

Note 3 – Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses of approximately $71,660 for the period of May 2, 2007 (inception) through March 31, 2008.

These conditions give rise to doubt about the Company’s ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Note 4 – Stockholders’ equity

We are authorized to issue 10,000,000 shares of $0.001 par value preferred stock and 100,000,000 shares of $0.001 par value common stock.

In August 2007, we issued 3,500,000 founders shares for cash in the amount of $35,000.

In November 2007, we issued 440,000 shares of our common stock pursuant to subscription agreements for cash totaling $110,000.

In December 2007, we issued 100,000 shares of our common stock pursuant to subscription agreements for cash totaling $25,000.

In March 2008, we issued 140,500 shares of our common stock pursuant to subscription agreements for cash totaling $35,125.

Note 5 – Related party transactions

During the period ended March 31, 2008, we incurred investigative fees to a founder, Global Intelligence Network, LLC, totaling approximately $8,260. As of March 31, 2008 we owed $6,167.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

Dealer Prospectus

Delivery Obligation

Until the offering termination date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

June 16, 2008

Global Risk Management and Investigative Solutions
TABLE OF CONTENTS

Prospectus Summary...

Summary Financial Information...

Risk Factors...

About This Prospectus...

Available Information...

Special Note Regarding Forward-Looking Information...

Capitalization...

Use of Proceeds...

Determination of Offering Price...

Dilution and Comparative Information...

Selling Stockholders...

Plan of Distribution...

Description of Securities...

Interests of Named Experts and Counsel...

Disclosure of Commission Position on Indemnification

for Securities Act Liabilities...

Description of Business...

Description of Property...

Legal Proceedings...

Market for Common Equity and Related

Stockholder Matters...

Plan of Operation...

Changes in and Disagreements with Accountants

On Accounting and Financial Disclosure...

Quantitative and Qualitative Disclosure about Market Risk...

Directors, Executive Officers, Promoters and

Control Persons...

Executive Compensation...

Security Ownership of Beneficial Owners and Management...

Certain Relationships and Related Transactions...

Audited Financial Statements

Independent Auditor’s Report...

Balance Sheets...

Statement of Operations...

Statement of Stockholders’ Equity...

Statement of Cash Flows ...

Notes to Financial Statements...

Unaudited Financial Statements

Condensed Balance Sheets, March 31, 2008...

Condensed Statement of Operations for the Three Months

Ended March 31, 2008...

Condensed Statement of Cash Flows for the Three Months

Ended March 31, 2008

Notes to Financial Statements

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